NEWS RELEASE

For Release:    Immediately

Contact:    James Brunk, Chief Financial Officer
        (706) 624-2239

MOHAWK INDUSTRIES REPORTS Q2 RESULTS

Calhoun, Georgia, July 27, 2023 — Mohawk Industries, Inc. (NYSE: MHK) today announced second quarter 2023 net earnings of $101 million and diluted earnings per share (“EPS”) of $1.58. Adjusted net earnings were $176 million, and adjusted EPS was $2.76, excluding restructuring, acquisition and other charges. Net sales for the second quarter of 2023 were $3.0 billion, a decrease of 6.4% as reported and 9.6% on a legacy and constant currency and days basis versus the prior year. For the second quarter of 2022, net sales were $3.2 billion, net earnings were $280 million and EPS was $4.40. Adjusted net earnings were $281 million, and adjusted EPS was $4.41, excluding restructuring, acquisition and other charges.
For the six-month period ending July 1, 2023, net earnings and EPS were $181 million and $2.84, respectively. Adjusted net earnings were $288 million, and adjusted EPS was $4.51, excluding restructuring, acquisition and other charges. For the first six months of 2023, net sales were $5.8 billion, a decrease of 6.7% as reported and 9.0% on a legacy and constant currency and days basis versus the prior year. For the six-month period ending July 2, 2022, net sales were $6.2 billion, net earnings were $526 million and EPS was $8.17; adjusted net earnings were $527 million, and adjusted EPS was $8.18, excluding restructuring, acquisition and other charges.
Commenting on Mohawk Industries’ second quarter performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “Our margins across the enterprise expanded sequentially due to seasonal improvements, increased production, productivity initiatives and lower input costs. We generated $147 million of free cash flow during the quarter, further strengthening our financial position.

Typical of housing recessions, higher interest rates and inflation are significantly impacting flooring sales around the world. To manage, we are selectively investing to increase sales and reducing expenses by enhancing productivity, consolidating distribution points and improving administrative efficiencies. In the quarter, we initiated restructuring and integration actions that should save $35 million annually at a total cost of approximately $17 million. We anticipate half of the estimated savings should be realized in the current year, partially offsetting weak residential remodeling activity. In addition, we are limiting future capital investments to those delivering significant sales, margin and operational improvements. In all our regions, we are taking actions to increase sales, including promotions, retailer incentives and selective product launches. The integration of our recent acquisitions is progressing as we combine strategies and enhance their manufacturing and product offering.
Across our regions, we continue to see stronger results in the commercial sector than in residential. Residential remodeling remains the industry's greatest headwind due to lower home sales and deferred home improvement projects. We believe channel inventories have declined and could be at a bottom. Price competition is increasing with declining industry volume, mix and input costs. In the U.S., the housing market remains under pressure due to limited supply, high interest rates and continued inflation. Existing homeowners are not moving at historical levels to maintain their low mortgage rates. In the second quarter, new U.S. home starts increased to an annual rate of 1.45 million, the first quarterly increase since the beginning of last year. We believe the trend in housing starts will continue and will positively impact flooring shipments in the future. In our other regions, home sales and remodeling are also declining due to inflation and interest rates. In Europe, energy prices have continued to decline, though persistent inflation in other categories is limiting consumer remodeling investments. In the quarter, we benefited from the lower energy prices that flowed through our P&L. Our investments in biomass, solar and wind energy production reduce our operational expenses and carbon footprint, positively impacting our performance. The Italian government provided energy subsidies at a reduced level, and the program will not be continued. While managing lower market demand, we are preparing for the rebound that historically follows cyclical declines in our industry. Our porcelain slab, insulation, premium laminate, LVT and quartz countertop manufacturing expansions should deliver the greatest growth as the markets recover.

For the second quarter, the Global Ceramic Segment reported a 0.3% decline in net sales as reported, or a 6.7% decline on a legacy and constant currency and days basis. The Segment’s operating margin was 7.3% as reported, or 8.6% on an adjusted basis, as a result of higher inflation, lower volumes and temporary shutdowns, partially offset by productivity gains and favorable pricing and product mix. Our U.S. ceramic business benefited from a greater participation in the commercial and new construction channels, enhanced designs and more consistent service. We are introducing higher styled products to improve our mix and are focusing on stronger sales channels. We have expanded our customer base, which is helping to offset the weakness in residential remodeling. In our European ceramic business, volumes in the quarter improved sequentially, and our results benefited from sales of premium residential collections, commercial products and exports. We are adjusting to the changing environment and using promotional activities to deliver additional sales volume. As the integration of our acquisitions in Brazil and Mexico proceed, we are realigning the organizations, defining new sales and product strategies and executing cost reductions. The synergies we are realizing are partially offsetting the weakening market conditions, and we have begun to leverage sales of our total product portfolio to expand our distribution.
During the second quarter, our Flooring Rest of the World Segment’s net sales decreased by 11.4% as reported or 10.2% on a legacy and constant currency and days basis. The Segment’s operating margin was 11.0% as reported, or 12.1% on an adjusted basis, as a result of lower volumes, transactional foreign exchange headwinds and temporary shutdowns, partially offset by productivity gains. The Segment continues to successfully manage a difficult environment. Consumer spending has not improved as we expected, with confidence remaining low given inflation, higher interest rates and the war in Ukraine. Though our flooring sales are under pressure, our sheet vinyl collections are outperforming as consumers trade down to lower-priced alternatives. We are aligning laminate and LVT production with present demand and introducing new products, merchandising and specific promotions to expand sales volumes. We have begun to transition our residential LVT offering from flexible to rigid cores and are executing the previously announced restructuring to support this conversion. In panels, fewer projects are being initiated and industrial use has decreased due to slower market conditions. While long-term prospects for our insulation business remain strong, demand is presently declining as residential and commercial investments are being deferred. The Australia and New Zealand housing markets have softened, and we are introducing new products and selective promotions to increase sales volume.

In the second quarter, our Flooring North America Segment sales declined 8.9% as reported or 12.1% on a legacy basis. The Segment's operating margin was 3.7% as reported, or 6.0% on an adjusted basis, as a result of unfavorable pricing and product mix along with reduced volumes and temporary shutdowns, partially offset by lower inflation. The Segment’s second quarter margins sequentially expanded due to seasonality and lower costs flowing through inventory. To control costs, we have enhanced productivity, streamlined administrative functions and initiated restructuring actions. To increase sales, we are initiating selective promotional activity, enhancing our product offering and introducing more consumer-friendly displays. The U.S. commercial sector has proven more resilient as businesses continue to invest in new construction and remodeling projects, though we are experiencing some mix pressure as customers seek to maintain budgets. The July Architectural Billing Index reflected a stable environment for new projects. We continue to see a broader adoption of our waterproof RevWood products in both the retail and builder channels. We have increased the offering of our revolutionary Signature Technology, which accentuates the richness of our Pergo and Karastan laminate collections. We have enhanced our luxury Karastan and Godfrey Hirst residential carpet collections and are providing retailer incentives to grow volumes. Our expanded solution-dyed polyester carpet portfolio is increasing our position with multifamily developers and single home builders, negatively impacting our product mix. We have integrated our recent non-woven acquisition and are improving its sales and operations. Our new rigid LVT introductions with updated visuals, WetProtect and antimicrobial technologies differentiated us in the market, and our sheet vinyl sales rose as consumers selected more affordable options.

Mohawk’s second quarter performance reflected the positive impact of many initiatives we are executing across our business. We are managing the current market conditions while preparing for the rebound in demand that follows cyclical downturns. Central banks have raised interest rates to reduce inflation and are signaling that additional rate hikes are possible. In the U.S., we have seen a rise in builder confidence and housing starts that will increase our residential new construction business. We expect the commercial sector to outperform the residential channel through this year, even with continued weakness in the office category. Though employment remains strong, remodeling and existing home sales are being delayed due to limited housing availability, higher interest rates and inflation. Historically, when the economy recovers, these postponed remodeling projects fuel greater industry growth. Our new restructuring initiatives should save $35 million per year, and our recent acquisitions will add greater benefit to our results as we optimize their performance. In this competitive market, we expect continued pressure on pricing and mix, partially offset by the flow through of lower material and energy costs. Our third quarter seasonally weakens due to summer holidays, lower consumer spending and lower production in Europe. Given these factors, we anticipate our third quarter adjusted EPS to be between $2.62 to $2.72, excluding any restructuring, acquisition and other charges.
At Mohawk, we are taking the necessary steps to manage today's challenges while preparing for tomorrow's opportunities. When central banks shift their focus to a more balanced approach, our business will accelerate as the industry recovers. In all our regions, housing is in short supply, aging homes are in need of remodeling and businesses will invest to grow in more favorable conditions. These factors will create higher growth for flooring, and our investments in capacity expansions and our recent acquisitions will further enhance our results.”
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ABOUT MOHAWK INDUSTRIES
Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Eliane, Elizabeth, Feltex, GH Commercial, Godfrey Hirst, Grupo Daltile, IVC Commercial, IVC Home, Karastan, Marazzi, Mohawk, Mohawk Group, Mohawk Home, Pergo, Quick-Step, Unilin and Vitromex. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, Malaysia, Mexico, New Zealand, Russia and the United States.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in freight, raw material prices and other input costs; inflation and deflation in consumer markets; currency fluctuations; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform; product and other claims; litigation; the risks and uncertainty related to the COVID-19 pandemic; regulatory and political changes in the jurisdictions in which the Company does business; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call Friday, July 28, 2023, at 11:00 AM Eastern Time
To participate in the conference call via the Internet, please visit http://ir.mohawkind.com/events/event-details/mohawk-industries-inc-2nd-quarter-2023-earnings-call. To participate in the conference call via telephone, register in advance at https://dpregister.com/sreg/10180717/f9e2c175dc to receive a unique personal identification number or dial 1-833-630-1962 for U.S./Canada and 1-412-317-1843 for international/local on the day of the call for operator assistance. A replay will be available until August 25, 2023, by dialing 1-877-344-7529 for U.S./Canada calls and 1-412-317-0088 for international/local calls and entering access code #5381723.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended		Six Months Ended
(Amounts in thousands, except per share data)	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022

Net sales	$2,950,428	3,153,188	5,756,651	6,168,851
Cost of sales	2,218,519	2,279,991	4,381,300	4,493,526
Gross profit	731,909	873,197	1,375,351	1,675,325
Selling, general and administrative expenses	578,863	505,270	1,096,515	986,597
Operating income	153,046	367,927	278,836	688,728
Interest expense	22,857	12,059	39,994	23,540
Other expense (income), net	2,215	(2,818)	1,649	(380)
Earnings before income taxes	127,974	358,686	237,193	665,568
Income tax expense	26,760	78,176	55,703	139,624
Net earnings including noncontrolling interests	101,214	280,510	181,490	525,944
Net earnings (loss) attributable to noncontrolling interests	(3)	79	35	184
Net earnings attributable to Mohawk Industries, Inc.	$101,217	280,431	181,455	525,760

Basic earnings per share attributable to Mohawk Industries, Inc.	$1.59	4.41	2.85	8.20
Weighted-average common shares outstanding - basic	63,680	63,540	63,630	64,116

Diluted earnings per share attributable to Mohawk Industries, Inc.	$1.58	4.40	2.84	8.17
Weighted-average common shares outstanding - diluted	63,900	63,798	63,864	64,374

Other Financial Information
	Three Months Ended		Six Months Ended
(Amounts in thousands)	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Net cash provided by operating activities	$263,597	147,706	520,873	202,661
Less: Capital expenditures	116,653	150,571	245,146	280,041
Free cash flow	$146,944	(2,865)	275,727	(77,380)

Depreciation and amortization	$156,633	141,569	326,542	282,984

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands)	July 1, 2023	July 2, 2022
ASSETS
Current assets:
Cash and cash equivalents	$570,933	223,986
Short-term investments	—	265,000
Receivables, net	2,087,071	2,105,809
Inventories	2,618,711	2,826,044
Prepaid expenses and other current assets	574,613	519,895
Total current assets	5,851,328	5,940,734
Property, plant and equipment, net	4,957,225	4,582,075
Right of use operating lease assets	400,419	404,726
Goodwill	2,031,034	2,536,314
Intangible assets, net	887,929	856,401
Deferred income taxes and other non-current assets	457,228	369,237
Total assets	$14,585,163	14,689,487
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$1,038,032	1,498,900
Accounts payable and accrued expenses	2,143,807	2,316,980
Current operating lease liabilities	106,102	108,497
Total current liabilities	3,287,941	3,924,377
Long-term debt, less current portion	2,013,327	1,052,064
Non-current operating lease liabilities	310,612	309,261
Deferred income taxes and other long-term liabilities	761,263	796,847
Total liabilities	6,373,143	6,082,549
Total stockholders' equity	8,212,020	8,606,938
Total liabilities and stockholders' equity	$14,585,163	14,689,487

Segment Information
	Three Months Ended		As of or for the Six Months Ended
(Amounts in thousands)	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022

Net sales:
Global Ceramic	$1,155,362	1,158,569	2,214,696	2,223,326
Flooring NA	1,001,698	1,099,538	1,955,115	2,171,448
Flooring ROW	793,368	895,081	1,586,840	1,774,077
Consolidated net sales	$2,950,428	3,153,188	$5,756,651	6,168,851

Operating income (loss):
Global Ceramic	$84,034	154,269	147,351	254,607
Flooring NA	37,199	100,030	35,186	195,354
Flooring ROW	86,914	124,107	162,159	258,757
Corporate and intersegment eliminations	(55,101)	(10,479)	(65,860)	(19,990)
Consolidated operating income	$153,046	367,927	278,836	688,728

Assets:
Global Ceramic			$5,546,167	5,537,075
Flooring NA			4,210,170	4,345,912
Flooring ROW			4,295,257	4,334,649
Corporate and intersegment eliminations			533,569	471,851
Consolidated assets			$14,585,163	14,689,487

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.
	Three Months Ended		Six Months Ended
(Amounts in thousands, except per share data)	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Net earnings attributable to Mohawk Industries, Inc.	$101,217	280,431	181,455	525,760
Adjusting items:
Restructuring, acquisition and integration-related and other costs	41,557	1,801	72,690	3,658
Inventory step-up from purchase accounting	1,276	143	4,581	143
Legal settlements, reserves and fees	48,022	—	49,012	—
Release of indemnification asset	—	—	—	7,324
Income taxes - reversal of uncertain tax position	—	—	—	(7,324)
Income tax effect of adjusting items	(15,956)	(1,181)	(19,679)	(2,805)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$176,116	281,194	288,059	526,756

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$2.76	4.41	4.51	8.18
Weighted-average common shares outstanding - diluted	63,900	63,798	63,864	64,374

Reconciliation of Total Debt to Net Debt
(Amounts in thousands)	July 1, 2023
Short-term debt and current portion of long-term debt	$1,038,032
Long-term debt, less current portion	2,013,327
Total debt	3,051,359
Less: Cash and cash equivalents	570,933
Net debt	$2,480,426

Reconciliation of Net Earnings (Loss) to Adjusted EBITDA
					Trailing Twelve
	Three Months Ended				Months Ended
(Amounts in thousands)	October 1, 2022	December 31, 2022	April 1, 2023	July 1, 2023	July 1, 2023
Net earnings (loss) including noncontrolling interests	$(533,713)	33,552	80,276	101,214	(318,671)
Interest expense	13,797	14,601	17,137	22,857	68,392
Income tax expense	15,569	2,917	28,943	26,760	74,189
Net (earnings) loss attributable to noncontrolling interests	(256)	(96)	(38)	3	(387)
Depreciation and amortization(1)	153,466	159,014	169,909	156,633	639,022
EBITDA	(351,137)	209,988	296,227	307,467	462,545
Restructuring, acquisition and integration-related and other costs	21,375	33,786	8,114	33,579	96,854
Inventory step-up from purchase accounting	1,401	1,218	3,305	1,276	7,200
Impairment of goodwill and indefinite-lived intangibles	695,771	—	—	—	695,771
Legal settlements, reserves and fees, net of insurance proceeds	45,000	9,231	990	48,022	103,243
Adjusted EBITDA	$412,410	254,223	308,636	390,344	1,365,613

Net debt to adjusted EBITDA					1.8
(1)Includes accelerated depreciation of $13,085 for Q3 2022, $15,915 for Q4 2022 and $23,019 for Q1 2023 in addition to $7,978 for Q2 2023.

Reconciliation of Net Sales to Adjusted Net Sales
	Three Months Ended		Six Months Ended
(Amounts in thousands)	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Mohawk Consolidated
Net sales	$2,950,428	3,153,188	5,756,651	6,168,851
Adjustment for constant shipping days	17,305	—	16,356	—
Adjustment for constant exchange rates	19,376	—	50,336	—
Adjustment for acquisition volume	(135,483)	—	(209,037)	—
Adjusted net sales	$2,851,626	3,153,188	5,614,306	6,168,851

	Three Months Ended
	July 1, 2023	July 2, 2022
Global Ceramic
Net sales	$1,155,362	1,158,569
Adjustment for constant shipping days	4,642	—
Adjustment for constant exchange rates	11,884	—
Adjustment for acquisition volume	(90,604)	—
Adjusted net sales	$1,081,284	1,158,569

Flooring NA
Net sales	$1,001,698	1,099,538
Adjustment for acquisition volume	(34,890)	—
Adjusted net sales	$966,808	1,099,538

Flooring ROW
Net sales	$793,368	895,081
Adjustment to segment net sales on constant shipping days	12,663	—
Adjustment for constant exchange rates	7,492	—
Adjustment for acquisition volume	(9,989)	—
Adjusted net sales	$803,534	895,081

Reconciliation of Gross Profit to Adjusted Gross Profit
	Three Months Ended
(Amounts in thousands)	July 1, 2023	July 2, 2022
Gross Profit	$731,909	873,197
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	30,441	713
Inventory step-up from purchase accounting	1,276	143
Adjusted gross profit	$763,626	874,053

Adjusted gross profit as a percent of net sales	25.9%	27.7%

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
	Three Months Ended
(Amounts in thousands)	July 1, 2023	July 2, 2022
Selling, general and administrative expenses	$578,863	505,270
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(11,219)	(1,186)
Legal settlements, reserves and fees	(48,022)	—
Adjusted selling, general and administrative expenses	$519,622	504,084

Adjusted selling, general and administrative expenses as a percent of net sales	17.6%	16.0%

Reconciliation of Operating Income to Adjusted Operating Income
	Three Months Ended
(Amounts in thousands)	July 1, 2023	July 2, 2022
Mohawk Consolidated
Operating income	$153,046	367,927
Adjustments to operating income:
Restructuring, acquisition and integration-related and other costs	41,660	1,899
Inventory step-up from purchase accounting	1,276	143
Legal settlements, reserves and fees	48,022	—
Adjusted operating income	$244,004	369,969

Adjusted operating income as a percent of net sales	8.3%	11.7%

Global Ceramic
Operating income	$84,034	154,269
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	13,810	—
Inventory step-up from purchase accounting	1,276	—
Adjusted segment operating income	$99,120	154,269

Adjusted segment operating income as a percent of net sales	8.6%	13.3%

Flooring NA
Operating income	$37,199	100,030
Adjustments to segment operating (loss) income:
Restructuring, acquisition and integration-related and other costs	18,488	(239)
Legal settlement and reserves	4,875	—
Adjusted segment operating income	$60,562	99,791

Adjusted segment operating income as a percent of net sales	6.0%	9.1%

Flooring ROW
Operating income	$86,914	124,107
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	9,362	2,139
Inventory step-up from purchase accounting	—	143
Adjusted segment operating income	$96,276	126,389

Adjusted segment operating income as a percent of net sales	12.1%	14.1%

Corporate and intersegment eliminations
Operating (loss)	$(55,101)	(10,479)
Adjustments to segment operating (loss):
Legal settlement, reserves and fees	43,147	—
Adjusted segment operating (loss)	$(11,954)	(10,479)

Reconciliation of Earnings Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
	Three Months Ended
(Amounts in thousands)	July 1, 2023	July 2, 2022
Earnings before income taxes	$127,974	358,686
Net earnings attributable to noncontrolling interests	3	(79)
Adjustments to earnings including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related and other costs	41,557	1,801
Inventory step-up from purchase accounting	1,276	143
Legal settlements, reserves and fees	48,022	—
Adjusted earnings including noncontrolling interests before income taxes	$218,832	360,551

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	Three Months Ended
(Amounts in thousands)	July 1, 2023	July 2, 2022
Income tax expense	$26,760	78,176
Income tax effect of adjusting items	15,956	1,181
Adjusted income tax expense	$42,716	79,357

Adjusted income tax rate	19.5%	22.0%

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies. The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.
The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation; more or fewer shipping days in a period and the impact of acquisitions.

The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company's core operating performance. Items excluded from the Company's non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, legal settlements, reserves and fees, net of insurance proceeds, impairment of goodwill and indefinite-lived intangibles, acquisition purchase accounting, including inventory step-up from purchase accounting, release of indemnification assets and the reversal of uncertain tax positions.